Exhibit 22.1

LIST OF GUARANTOR SUBSIDIARIES
The following subsidiaries of Tenneco Inc. (the "Company") were, as of March 31, 2020, guarantors of the Company's 5.375% senior unsecured notes due December 15, 2024 and 5% senior unsecured notes due July 15, 2026 (collectively, the “Senior Unsecured Notes”):

Guarantors of the Senior Unsecured Notes

Tenneco Automotive Operating Company Inc.
Tenneco International Holding Corp.
Tenneco Global Holdings Inc.
The Pullman Company
TMC Texas Inc.
Clevite Industries Inc.
Federal-Mogul Motorparts LLC
Federal-Mogul Powertrain LLC
Federal-Mogul Financing Corporation
Federal-Mogul Piston Rings, LLC
Federal-Mogul Powertrain IP LLC
Federal-Mogul Ignition LLC
Felt Products MFG Co. LLC
Federal-Mogul Valve Train International LLC
Federal-Mogul Sevierville, LLC
Muzzy-Lyon Auto Parts LLC
Federal-Mogul Chassis LLC
Federal-Mogul Filtration LLC
Federal-Mogul World Wide LLC
Carter Automotive Company LLC
Beck Arnley Holdings LLC
F-M Motorparts TSC LLC
F-M TSC Real Estate Holdings LLC
Federal-Mogul Products US LLC